EXHIBIT 99.1

OMEGA HEALTHCARE ANNOUNCES PUBLIC OFFERING
 OF 6,000,000 SHARES OFCOMMON STOCK

TIMONIUM, MARYLAND – September 16, 2008 – Omega Healthcare Investors, Inc. (NYSE:OHI) (“Omega”) today announced an underwritten public offering of 6,000,000 shares of its common stock.  The last reported sale of Omega’s common stock on the New York Stock Exchange on September 15, 2008 was $17.23. Omega expects to use the proceeds to repay indebtedness outstanding under its senior credit facility, for working capital and general corporate purposes.  Completion of the offering is subject to customary closing conditions.  UBS Investment Bank was the Sole Book Running Manager and Stifel Nicolaus was the Co-Manager on this offering.

The shares of common stock are being offered under Omega's existing shelf registration statement on file with the Securities and Exchange Commission. A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and the accompanying prospectus may be obtained from:

UBS Investment Bank
Prospectus Department
299 Park Avenue
New York, NY 10171

This press release shall not constitute an offer to sell, nor a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry. At June 30, 2008, Omega owned or held mortgages on 252 healthcare facilities located in 29 states and operated by 26 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700 or
visit Omega’s website at www.omegahealthcare.com
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This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company's mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; (vii) the Company's ability to maintain its status as a real estate investment trust; and (viii) other factors identified in the Company's filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.